Exhibit 19.1

INSIDER TRADING POLICY
AND

PROCEDURES AND GUIDELINES GOVERNING

INSIDER TRADING AND TIPPING FOR

IDENTIV, INC.

I. PURPOSE

The Board of Directors of Identiv, Inc. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) to promote compliance with federal, state and foreign securities laws that prohibit persons who are aware of "material non-public information" about a company from (a) trading in securities of that company or (b) tipping or disclosing material non-public information to other persons who may trade on the basis of that information. This Policy provides guidelines with respect to transactions in the Company’s securities and the handling of confidential information about the Company and the companies with which it does business.

II. SCOPE

This Policy covers all directors, officers, and employees of the Company and its subsidiaries and any other persons whom the Compliance Officer (defined in Section VII) may designate (e.g., consultants or contractors) as a result of their access to material non-public information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy.

This Policy applies to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded options, or swaps. See Section V for information on the types of transactions covered by this Policy and transactions that are exempt from this Policy.

This Policy was distributed to all directors, officers, employees and designated other persons on its adoption by the Company, and will be distributed to all new directors, officers, employees and other designated persons at the start of their employment or relationship with the Company. All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations (e.g., short‑swing trading or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933). If you are uncertain whether other prohibitions or restrictions apply, consult the Compliance Officer.

III. STATEMENT OF POLICY

No director, officer or employee of the Company (or any other person designated as subject to this Policy) who is aware of material non-public information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.
Engage in transactions in the Company’s securities, except as otherwise specified in this Policy.
2.
Recommend the purchase or sale of any of the Company’s securities.
3.
"Tip" or disclose material non-public information concerning the Company to any outside person (including family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that person's regular duties for the Company and authorized by the Compliance Officer. In any instance in which such information is disclosed, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outside person to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All requests from outsiders to gain access to material non-public information about the Company must be approved by a member of the Compliance Committee (defined in Section VII).
4.
Trade in any interest or position relating to the future price of the Company’s securities, such as a put, call or short sale.
5.
Assist anyone engaged in the above activities.

In addition, no director, officer or employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

No director, officer or employee of the Company (or any other person designated as subject to this Policy) may trade in the Company’s securities outside of the applicable trading windows described in Section VIII, or during any special trading blackout periods designated by the Compliance Officer.

No “Section 16 Individual” or “Key Employee” (each defined in Section VI) may trade in the Company’s securities unless the trade has been approved by a member of the Compliance Committee in accordance with the procedures set forth in Section VIII.

IV. DEFINITION OF "MATERIAL NON-PUBLIC INFORMATION"

A.
"MATERIAL" INFORMATION

Information is "material" if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. In simple terms, material information is any type of information, whether positive or negative, which could reasonably be expected to affect the price of the Company’s stock. There is no “bright-line” rule for assessing materiality, rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to identify all information that would be deemed "material," the following types of information ordinarily would be considered material:

•
Financial performance, especially quarterly and year‑end earnings, and significant changes in financial performance or liquidity.

•
Company projections and strategic plans.

•
Potential mergers and acquisitions or the sale of Company assets or subsidiaries.

•
New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.

•
Major discoveries or significant changes or developments in products or product lines, research or technologies.

•
Significant changes or developments in supplies or inventory, including significant product defects, recall or product returns.

•
Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

•
Significant changes in senior management.

•
A change in auditors or notification that the auditor’s reports may no longer be relied upon.

•
Significant labor disputes or negotiations.

•
Actual or threatened major litigation or the resolution of such litigation.

•
The imposition of a ban on trading in the Company’s securities or the securities of another company.

B.
"NON-PUBLIC" INFORMATION

Material information is "non-public" if it has not been widely disseminated to the public through either 1) a press release distributed through major newswire services, national news services and financial news services, 2) a Form 8-K filing with the SEC or 3) during a webcast or conference call which has been previously announced in a widely distributed press release. For the purposes of this Policy, information will be considered public (i.e., no longer "non-public") after the close of trading on the second full trading day following the Company's widespread public release of the information.

C.
CONSULT THE COMPLIANCE OFFICER FOR GUIDANCE

If you are unsure whether the information you possess is material or non-public, consult the Compliance Officer for guidance before trading in any Company securities.

V. TYPES OF TRANSACTIONS

This Policy applies to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded options, or swaps. This Section V describes certain types of transactions covered by this Policy and certain transactions that are exempt from this Policy. If you are unsure whether this Policy applies to a certain type of transaction, consult the Compliance Officer for guidance before trading in any Company securities.

A.
Transactions by Family Members and Others. This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in the Company’s securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
B.
Transactions by Entities that You Influence of Control. This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

C.
Transactions under Employee Stock and Benefit Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:
1.
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
3.
401(k) Plan. This Policy does not apply to purchases of the Company’s securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
4.
Employee Stock Purchase Plan (“ESPP”). This Policy does not apply to purchases of the Company’s securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company’s securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of the Company’s securities purchased pursuant to the plan. The shares purchased under the ESPP cannot be sold during the closing periods and are subject to the insider trading rules.

VI. SECTION 16 INDIVIDUALS AND KEY EMPLOYEES

A.
Section 16 Individuals. The Company has designated those persons (the “Section 16 Individuals”) listed on Exhibit C to this Policy as the directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the underlying rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). Section 16 Individuals must obtain prior approval of all trades in Company securities from a member of the Compliance Committee in accordance with the procedures set forth in Section VIII. The Company will amend Exhibit C to this Policy from time to time as necessary to reflect the addition, change in status, resignation or departure of Section 16 Individuals.
1.
Certain Limitations on Section 16 Individuals. The Section 16 Individuals are subject to limitations on short-swing transactions in accordance with Section 16 of the Exchange Act. The practical effect of these provisions is that officers and directors who purchase and sell in the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any material non-public information. Under these provisions, so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of the option, is deemed a purchase under Section 16; however, the sale of any shares as part of a broker-assisted cashless exercise of an option, or any other market sale for purpose of generating the cash needed to pay the exercise price of an option is a sale under Section 16. Moreover, no Section 16 Individual may ever make a short sale of the Company’s stock.
2.
Reporting Requirements. All Section 16 Individuals must comply with the Form 4 filing requirements with the SEC for each trade (purchase or sell of common stock and exercise of stock options) in the Company’s securities. Form 4 needs to be filed within two business days with the SEC after each stock transaction. After each trade is made, the respective Section 16 Individual must notify Justin Scarpulla, Chief Financial Officer, and Ed Kirnbauer, Global Corporate Controller, immediately and they will assist with the Form 4 filings with the SEC.

B.
Key Employees. The Company has designated those persons also listed on Exhibit C to this Policy as “Key Employees” who, because of their position with the Company and their access to material non-public information, must obtain the prior approval of all trades in Company securities from a member of the Compliance Committee in accordance with the procedures set forth in Section VIII. The Company will amend Exhibit C to this Policy from time to time as necessary to reflect the addition, change in status, resignation or departure of Key Employees.
C.
Terminated Section 16 Individuals or Key Employees. Section 16 Individuals or Key Employees who resign their positions or otherwise leave the Company shall remain subject to the Company’s trading windows and blackout periods for a period of 90 days, unless otherwise determined by the Compliance Officer.
D.
Rule 10b5-1 and Similar Plans. Section 16 Individuals and Key Employees who wish to sell Company securities in order to liquidate their profits are strongly encouraged to sell their securities pursuant to a pre-determined written plan adopted prior to each fiscal or calendar year, which is approved by the Compliance Officer, specifies the dates and amounts of securities to be sold, and cannot be modified during the year. To the extent possible, Section 16 Individuals and Key Employees should retain all records and documents that support their reasons for making each trade.

VII. ADMINISTRATION OF POLICY

The Company has designated the Chief Financial Officer as its Insider Trading Compliance Officer (the "Compliance Officer”). The Insider Trading Compliance Committee (the "Compliance Committee”) will consist of the Compliance Officer and the Global Corporate Controller. Any member of the Compliance Committee will review and either approve or prohibit all proposed trades by Section 16 Individuals and Key Employees in accordance with the procedures set forth in Section VIII.

In addition to the trading approval duties described in Section VIII, the duties of the Compliance Officer, or designee, will include the following:

1.
Administering this Policy and monitoring and enforcing compliance with its provisions and procedures. All determinations and interpretations by the Compliance Officer, or designee, shall be final and not subject to further review.
2.
Responding to all inquiries relating to this Policy and its procedures.
3.
Announcing regular trading windows and designating and announcing special trading blackout periods during which trading in Company securities can occur.
4.
Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Compliance Officer, or designee, determines may have access to material non-public information concerning the Company.
5.
Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated there under, and Rule 144 under the Securities Act of 1933 (the "Securities Act"); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

6.
Revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations.
7.
Maintaining as Company records, originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
8.
Maintaining the accuracy of the list of Section 16 Individuals and Key Employees on Exhibit C of this Policy, and updating them periodically as necessary to reflect additions to or deletions from each category of individuals.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer's duties or the duties of the other members of the Compliance Committee in the event that the Compliance Officer or other Committee members are unable or unavailable to perform such duties.

The Compliance Officer may not trade in Company securities unless the trade has been approved by a member of the Compliance Committee and at least one of the following directors (Jim Ousley or Steven Humphreys), in accordance with the procedures set forth in Section VIII.

VIII. PROCEDURES

A.
TRADING WINDOWS AND BLACKOUT PERIODS

1.
Trading Window for Section 16 Individuals and Key Employees. After first obtaining trading approval from a member of the Compliance Committee in accordance with the procedures set forth in Section VIII.B, Section 16 Individuals and Key Employees may trade in Company securities only during the period beginning at the close of trading on the second full trading day following the Company's widespread public release of quarterly or year‑end earnings, and ending at the close of trading on the fifteenth day of the third month of the fiscal quarter in which the earnings are released. Please note that Section 16 Individuals and Key Employees may not trade even during open periods if they have material non-public information at the time of trade. In most cases, it may be difficult to prove that such employees did not have any material non-public information and as a result, it is recommended that such individuals should maintain a trading plan pursuant to Rule 10b5-1. (See Section VI.D)
2.
Trading Windows for All Others. All other employees and others subject to this Policy who are not Section 16 Individuals or Key Employees may trade in Company securities only during the period beginning at the close of trading on the second full trading day following the Company's widespread public release of quarterly or year‑end earnings and ending at the close of trading on the fifteenth day of the third month of the fiscal quarter in which the earnings are released.
3.
No Trading During Open Trading Windows While in the Possession of Material Non-public Information. No person possessing material non-public information concerning the Company may trade in Company securities even during applicable trading windows. Persons possessing such information may trade during a trading window only after the close of trading on the second full trading day following the Company's widespread public release of the information.
4.
No Trading During Blackout Periods. No person subject to this Policy may trade in Company securities outside of the applicable trading windows or during any special blackout periods that the Compliance Officer, or designee, may designate.
5.
Confidential Nature of Special Blackout Periods. No person subject to this Policy may disclose to any outside third party that a special blackout period has been designated.
6.
Exceptions for Hardship Cases. The Compliance Officer, or designee, may, on a case by‑case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section VIII.B.
B.
ADDITIONAL PRE-CLEARANCE PROCEDURES FOR APPROVING TRADES BY SECTION 16 INDIVIDUALS, KEY EMPLOYEES AND HARDSHIP CASES

1.
Section 16 Individual and Key Employee Trades. No Section 16 Individual or Key Employee may trade in Company securities until:

a
The person trading has notified a member of the Compliance Committee by completing the Request for Share Trading Approval form in Exhibit B describing in writing the amount and nature of the proposed trade(s), and

b
A member of the Compliance Committee has approved the trade(s).

2.
Hardship Trades. The Compliance Officer may, on a case‑by‑case basis, authorize trading in Company securities outside of the applicable trading windows due to financial hardship or other hardships only after:

a
The person trading has notified the Compliance Officer, or designee, in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s), and

b
The Compliance Officer, or designee, has approved the trade(s).

3.
No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer, or any member of the Compliance Committee, to approve any trades requested by Section 16 Individuals, Key Employees or hardship applicants. The Compliance Officer or any member of the Compliance Committee may reject any trading requests at their sole reasonable discretion.

4.
Preannouncement of Trades. The Compliance Officer, or designee, may recommend that larger trading transactions be announced prior to their execution to dissipate even the appearance of the individual liquidating holdings based on adverse material non‑public information. Under such circumstances, it is recommended the trade not be executed until after the second full trading day following the wide spread announcement of the individual's intent to liquidate a portion of their holdings.

IX. CONSEQUENCES OF VIOLATIONS

A.
CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tipping, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million, and serve a jail term of up to ten years.

B.
COMPANY DISCIPLINE

Violation of this Policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.

X. INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this Policy to any member of the Compliance Committee.

XI. CERTIFICATION

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.